Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

David Flanery

Chief Financial Officer

(502) 261-4753

Papa John’s Announces January

Comparable Sales Results

Renewal of $175 Million Line of Credit

Through January 2011 also Announced

Louisville, Kentucky (January 31, 2006) - Papa John’s International, Inc. (NASDAQ: PZZA) today announced that domestic system-wide comparable sales for the four weeks ended January 22, 2006 increased 3.4% (composed of a 5.6% increase at company-owned restaurants and a 2.8% increase at franchise restaurants).  Total system-wide international sales for the four weeks ended January 22, 2006 increased 13.8%, on a constant U.S. dollar basis, over the comparable period last year.

The company also announced the renewal of its $175 million syndicated line of credit facility through January 2011.  Borrowings under the facility bear interest at rates tied to floating 30-day LIBOR, and the company further announced the execution of an interest rate swap agreement that fixes the base interest rate on a portion of the line of credit borrowings throughout the term of the facility. Seven lending institutions participate in the facility, which includes a $75 million uncommitted accordion feature.  Amounts outstanding under the facility at January 22, 2006 were $39 million.

As of January 22, 2006, Papa John’s had 2,912 restaurants (504 company-owned and 2,408 franchised) operating in 49 states and 22 countries. Papa John’s also franchises 112 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, visit Papa John’s at http://www.papajohns.com.